Exhibit 99.1



                     Anthony Leaves American Bancshares




BRADENTON, Fla., April 30 /PRNewswire/ -- American Bancshares, Inc.
(Nasdaq: ABAN) today announced that Gerald L. Anthony has resigned his positions as president and chief executive officer to pursue other interests.

In February, Mr. Anthony resigned his positions with American Bank and the Board of Directors appointed Jerry L. Neff to serve as interim president and chief executive officer of the bank.

Chairman J. Gary Russ said, "Jerry Neff continues to head up the bank staff and is a candidate as a permanent successor in the executive search being conducted by a committee of the board."

Mr. Russ added, "The board expresses its gratitude to Gerry Anthony for his 10 years of service and we wish him success in his new pursuits."

American Bancshares is a one-bank holding company headquartered in Bradenton, Florida. Its wholly owned subsidiary, American Bank, with 10 branch offices, is a leading and one of the largest independent community banks on the west coast of Florida.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks, uncertainties and other factors detailed in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1997.



/CONTACT: Brian M. Watterson, Exec. Vice President and CFO of American Bancshares, Inc., 941-761-2128; or Investor Relations Consultants, Inc., 727-781-5577, or e-mail, irpro@mindspring.com/